                                                                   EXHIBIT 10.78


                                  JOHN FUINI



                              September 20, 2001

To the Board of Directors of
Applied Data Communications, Inc.


Gentlemen:

     The draft of the Applied Data Communications, Inc. ("ADC") Form 10-KSB/A, as it is proposed to be filed with the SEC, includes, under Part III, Item 12, Paragraph (d) entitled "Interim Capital" ("Paragraph (d)"), a description of the settlement between John Fuini ("Fuini") and ADC of obligations due Fuini for the accommodations, arrangements and compensation due Fuini under the supplemental financing arrangements described in Paragraph (d). A copy of Paragraph (d) is attached.

     1. By signing this letter, we hereby acknowledge that, to our knowledge, the statements and disclosures in Paragraph (d) are substantially true and correct.

     2. We agree to the terms described in the second and third unnumbered subparagraphs of Paragraph (d) and agree further that Fuini hereby releases and discharges ADC, its officers, directors, agents and affiliates from any obligation or liability arising from past services, accommodations and undertakings for ADC as described in the second and third subparagraphs of Paragraph (d). All other benefits specified in the first subparagraph and the last sentence of the third subparagraph of Paragraph (d) shall continue and survive this release.

     3. Fuini shall indemnify and hold harmless ADC, its officers, directors, agents and affiliates from any obligation or liability for taxes, withholdings or other FICA and similar payroll deductions on account of past payments or allowances to Fuini or any thereof arising from any payments or accommodations under Paragraph (d) which shall continue and survive this release.

     4. This letter is binding, but may be modified, supplemented or clarified by mutual agreement between us.

To the Board of Directors of
Applied Data Communications, Inc.
September 20, 2001



     If you have any questions, please call.

                                           Very truly yours,

                                           /s/ John Fuini
                                           ---------------------------
                                           John Fuini

ACCEPTED AND CONFIRMED:

APPLIED DATA COMMUNICATIONS, INC.

By  /s/ Walter J. Kane
  ------------------------------------
    Walter J. ("Pat") Kane, President

By  /s/ Barry K. Sugden, Jr.
  ------------------------------------
    Barry K. Sugden, Jr., Chief Financial Officer
    and Secretary
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                       APPLIED DATA COMMUNICATIONS, INC.

                                 FORM 10-KSB/A
                       PART III, ITEM 12, PARAGRAPH (d)
                           ENTITLED INTERIM CAPITAL

     (d) Interim Capital. The Company has entered into a Factoring and Security Agreement dated July 29, 1994 with Interim Capital which is an affiliate of John Fuini, a director of the Company. Under the Factoring Agreement, Interim Capital is to advance from 50% up to 70% of the value of the scheduled accounts receivable invoices purchased, with an initial down payment on the purchase price and with the balance, net of fees and discounts, being paid by the factor after the scheduled accounts receivable invoices have been paid in full by the customer. A reserve account is also maintained as additional collateral. Fees, expressed as a percentage of face amount of accounts receivable invoices purchased, as opposed to the amount of funds advanced, are based on number of days advanced funds remain outstanding. The discount and service fees are 2% for each 10 day increment up to 90 days and 1% for each month after 91 days for collection. The Company is indebted to Interim Capital for $1,495,808, including $425,954 accumulated factoring fees at March 31, 2001. Approximately $531,000 of the factored invoices were outstanding as of September 6, 2001 and aged less than 90 days. A sum of $890,993 was advanced by Interim Capital for invoices that are aged over 90 days, deemed uncollectible and subject to a repurchase payment contingent obligation of ADC in the sole discretion of Interim Capital.

     In June and September of 1998, ADC entered into supplemental financing arrangements with John Fuini for advances aggregating $395,000 from John Fuini and Interim Capital. The purposes for the arrangements included (a) obtaining additional working capital of $150,000 in cash and (b) funding ADC's acquisition of its first printer system. To facilitate acquisition of Printer #1, Mr. Fuini and Interim Capital advanced ADC $100,000 in cash and provided an uncashed deposit check for $145,000 in lieu of an ADC letter of credit to Kammam Company that ADC could not provide as security for the balance due on the printer. The advances were critical to ADC's being able to continue operation and acquire CD print capability needed to be competitive.

     Following these supplemental arrangements, ADC entered into an agreement with Mr. Fuini and Interim Capital under which ADC would (a) cause a return in April 1999 to the appropriate party of the $145,000 deposit check; (b) repay $150,000 from ADC funds derived from its portion of collected accounts receivable during the period prior to June 30, 2000; and (c) repay the remaining $100,000 plus accrued fees through a three-year repayment schedule expiring August 2001. For the supplemental financing, ADC paid or accrued charges to John Fuini or Interim Capital as follows: with respect to the deposit check of $145,000 and the $100,000 cash advance for Printer #1, ADC granted John Fuini a separate fee package and for the $150,000 working capital advance, ADC would grant John Fuini an additional separate fee package. Each separate fee package consisted of a fee of $.01 per CD-ROM produced by ADC. On September 20, 2001, ADC entered into an agreement with Mr. Fuini that (i) the aggregate for supplemental financing arrangements and fees due was $248,937, (ii) the supplemental financing arrangements were terminated, and Mr. Fuini released, cancelled and discharged such $248,937, and (iii) Mr. Fuini would accept 10,000 shares of Series B Preferred Stock.